UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 28, 2010

Date of Report

(January 22, 2010

Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Results Way

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following sets forth fiscal year 2009 bonuses and a summary of the compensation for fiscal year 2010 approved on January 22, 2010 by the Compensation Committee of DURECT Corporation (“the Company”) for the Company’s Chief Executive Officer, the Chief Financial Officer, and the other named executive officers of the Company for whom compensation disclosure was required in the Company’s most recent proxy statement filed with the Securities and Exchange Commission.

Name and Position	Fiscal year 2010 Base Salary	Bonus Awarded for Performance in 2009		Number of Shares subject to option grant (2)
		Cash	Stock Options (Shares subject to option grant)(1)
James E. Brown, D.V.M., President & Chief Executive Officer	$486,204.44	$24,530.35	79,432	210,000
Felix Theeuwes, D. Sc., Chairman & Chief Scientific Officer	$483,133.67	$25,151.37	81,443	210,000
Matthew J. Hogan, Chief Financial Officer	$299,259.79	$22,131.90	39,284	140,000
Su Il Yum, Ph.D., Executive Vice President, Pharmaceutical Systems Research & Development	$313,784.64	$12,053.02	39,029	125,000

Notes:

(1)	The option was granted by the Compensation Committee January 22, 2010. The exercise price per share of such option grant is $2.18, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The shares subject to the option are fully vested upon grant.
(2)	The option was granted by the Compensation Committee January 22, 2010. The exercise price per share of such option grant is $2.18, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the option is as follows: one fourth (1/4) of the total shares subject to such option shall vest on the one-year anniversary of the date of grant, and one sixteenth (1/16) of the total shares subject to the option shall vest quarterly over three (3) years following the one-year anniversary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: January 28, 2010	By:	/s/ JAMES E. BROWN
James E. Brown
President and Chief Executive Officer